Exhibit 3.01

COMPANY ORDINANCE

LIMITED COMPANY

Memorandum of Association

1.	Company Name: Deklai Ltd. (the “Company”)

2.	The purposes for which the Company was established are as follows:

2.1.	To perform every activity and practice every action, according to law.

2.2.	Without impairment of Section 2.1, to act in any one of the following activities:

2.2.1.	To purchase and sell all types of securities or shares.

2.2.2.	To purchase, sell, rent, lease, market, distribute and effect all other dispositions of possessions, rights, products, and all types of real or personal property.

2.2.3.	Communications, information, computers, software programs, broadcasting and all other related activities.

2.2.4.	To hold real or personal property, products, goods and rights as owner, renter, leaseholder, permitted holder or other.

2.3.	To act as a holding company and to engage in all related activities as a holding company.

2.4.	To act as a trustee and to engage in all activities related to holding shares or property or rights as a trustee.

2.5.	To act as a management company and carry out all related activities as a management company.

2.6.	To engage in all the above activities inside and outside of Israel.

3.	In order to accomplish all above actions, the Company is entitled to execute all measures allowed under law.

4.	The liability of the shareholders of the Company is limited.

5.	The share capital of the Company shall be as set forth in the Company’s article of association as may be amended from time to time.

We, the people whose names and addresses are listed below, would like to corporate as a Company in accordance with this Memorandum of Association and agree to be allocated the number of shares in the Company’s share capital as recorded below beside our names in the subsequent order.

Name	Address	Number of shares allocated to each shareholder	Signature
Nach. Mi. Trust 1992 Ltd.	Abba Hillel Silver 16 Ramat Gan	10
Li. Mi. Trust 1992 Ltd.	Abba Hillel Silver 16 Ramat Gan	10

Total shares acquired: 20

Ramat Gan:                     27.2.97                                                      Witness to signatures: